EXHIBIT 10.1
December 23, 2008
AMENDMENT NO. 3
to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          AMENDMENT (“Amendment No. 3”) dated as of the 23rd day of December 2008, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Roger N. Farah (the “Executive”).
          WHEREAS, the Executive currently serves as President and Chief Operating Officer of the Corporation pursuant to an Amended and Restated Employment Agreement by and between the Corporation and the Executive dated July 23, 2002, as amended (the “Employment Agreement”); and
          WHEREAS, the Corporation and the Executive wish to amend the Employment Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued or to be issued by the Department of the Treasury thereunder;
          NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement, effective as of January 1, 2005, as follows.
     1. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement.
     2. The last sentence of Section 4(a)(iii) is hereby amended to read as follows:
     “Notwithstanding any provision of the Deferred Compensation Agreement, dated September 19, 2002, between the Corporation and the Executive to the contrary, the Deferred Compensation will be payable to Executive or his estate, to the extent vested, on the earlier of January 1, 2012 or the 45th day following the termination of the Executive’s employment (subject to Section 6(h) of this Agreement).”
     3. Clause (A) of Section 4(g)(i) is hereby amended to read as follows:
     “(A) 250,000 Units that shall vest with respect to one-third of such Units on the last day of the Corporation’s 2008, 2009 and 2010 fiscal years (i.e., the fiscal years ending in those calendar years), respectively (determined without regard to any changes to the Corporation’s fiscal year), so long as the Executive has remained in employment through the applicable vesting date, provided, however, that notwithstanding the vesting of any such Units, the Executive shall be issued Common Shares in respect of such Units within 45 days following the termination of the Executive’s employment with the Corporation for any reason, (or, if earlier, the date of a Change of Control that is also a change in the ownership, effective control or a change in the ownership of a substantial portion of the assets (in each case, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”)) of the Corporation during the Executive’s employment);”
     4. The second sentence of Section 5(b) is hereby amended to read as follows:
“For purposes of this Agreement, “Good Reason” shall mean (A) a material diminution in or adverse alteration to the Executive’s title or duties as set forth in Section 3 herein, (B) a reduction in the Executive’s Salary or Annual Incentive Bonus opportunity or Deferred Compensation from those provided herein or the Corporation’s electing to eliminate the EIP without substituting therefor a plan which provides for a reasonably comparable Annual Incentive Bonus opportunity or the Executive’s ceasing to be entitled to the payment of an Annual Incentive Bonus as a result of the failure of the Corporation’s shareholders to approve a plan or arrangement evidencing such Annual Incentive Bonus in a manner that complies with the requirements of section 162(m) of the Code, (C) the relocation of the Executive’s principal office outside of the area which comprises a fifty (50) mile radius from New York City, (D) a failure of the Corporation to comply with any material provision of this Agreement or (E) the Corporation requires Executive to report to other than Ralph Lauren and/or the Board; provided that the events described in clauses (A), (B), (C), (D) and (E) above shall not constitute Good Reason (1) until the Executive provides notice to the Corporation of the existence of such diminution, change, reduction, relocation, failure or requirement within ninety (90) days of it occurrence and (2) unless such diminution, change, reduction, failure or requirement (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.”
     5. The last sentence of the last paragraph of Section 6(a)(i) is hereby replaced with the following:
     “Any amounts paid pursuant to subsection (i)(I) and (II) shall be paid in equal monthly installments commencing on the first day of the first month following the date of termination over the period equal to the number of months which is 12 times the Severance Multiplier (such period hereinafter referred to as the “Severance Period”), each of which shall be a separate payment; provided that any amount otherwise payable prior to the Executive’s execution of a release pursuant to Section 6(f) shall be paid no later than ten (10) days following the execution of a release in accordance with Section 6(f). The Pro Rata Annual Incentive Bonus shall be paid in a lump sum in cash within forty-five (45) days following the date of the Executive’s termination of employment.”
     6. The second and third sentences of Section 6(a)(ii) are hereby replaced with the following:
     “The Executive shall be entitled to exercise any vested Initial Options until the earliest to occur of (x) the first anniversary of the date of such termination, (y) the tenth anniversary of the date of grant of the stock options and (z) the expiration of the original option term. The Executive shall be entitled to exercise any Additional Options until the earliest to occur of (I) the later of the expiration of the Term (determined without regard to any earlier termination or further extensions hereunder) or the first anniversary of the date of such termination, (II) the tenth anniversary of the date of grant of the stock options and (III) the expiration of the original option term.”
     7. Section 6(a)(v) is hereby amended by adding the following at the end thereof:
     “; provided, however, that any amounts due to the Executive during the first six months of the Severance Period shall be paid to him in a lump sum on the day following the six-month anniversary of the date of termination of the Executive’s employment.”
     8. The first sentence of Section 6(a)(vi) is hereby replaced in its entirety with the following:
     “If a Change of Control that is also a change in the ownership, effective control or a change in the ownership of a substantial portion of the assets (in each case, within the meaning of Section 409A) of the Corporation shall have occurred prior to the date of termination, subject to Section 6(g) and 6(h) below, the Executive shall (A) be entitled to receive the equivalent of the Salary and Annual Incentive Bonus payments pursuant to subsection (i) above in two equal lump sum installments, the first payable within forty-five (45) days of the date of termination and the second on the first anniversary of the date of termination, each of which shall be a separate payment; and (B) immediately be 100% vested in all Initial Options, Additional Options and Restricted Shares awarded to the Executive. Such Initial Options shall be exercisable by him until the earliest to occur of the first anniversary of the date of such termination, the tenth anniversary of the date of grant of the Stock options, and the expiration of the original option term. Such Additional Options shall be exercisable by him until the earliest to occur of (I) the later of the expiration of the Term (determined without regard to any earlier termination or further extensions hereunder) or the first anniversary of such Change of Control, (II) the tenth anniversary of the date of grant of the stock options and (III) the expiration of the original option term.”
     9. The fourth sentence of Section 6(a)(vii) is hereby replaced with the following:
     “In the event the COBRA coverage expires, the Corporation shall reimburse the Executive for any premium costs paid by the Executive for health care coverage for any portion of the Severance Period during which the Executive would otherwise be entitled to continued health benefits. Any reimbursement for such health care coverage premiums shall be made no later than the end of the calendar year following the calendar year in which such costs were incurred by the Executive. The Executive shall not be entitled to reimbursement under this Section 6(a) during any portion of the six month period following his termination of employment to the extent such reimbursement is prohibited by Section 409A, in which case any amounts he would be entitled to be reimbursed shall be paid to him in a lump sum on the day following the six-month anniversary of the date of termination of the Executive’s employment.”
     10. The first sentence of Section 6(b) is hereby amended to read as follows:
     “If the Executive’s employment is terminated by his death or by the Corporation due to the Executive’s Disability (as defined below), the Corporation shall pay any amounts due to the Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Annual Incentive Bonus for the year of termination, in a lump sum within forty-five (45) days following such termination of employment.”
     11. The first sentence of Section 6(c) is hereby amended to read as follows:
     “If the Executive’s employment shall be terminated by the Corporation pursuant to Section 6(d)(iii) for Cause or by the Executive for other than Good Reason, the Corporation shall pay the Executive his full Salary through the date of termination at the rate in effect prior to such termination, in a lump sum within forty-five (45) days following such termination of employment, and except as provided in this Section 6(c), the Corporation will have no further obligation to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 6(c).”
     12. The first sentence of Section 6(e) is hereby amended to read as follows:
     “If the Executive’s employment with the Corporation shall terminate due to either the Corporation’s or the Executive’s election not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 2, then the Executive shall be entitled to receive his full Salary through the date of termination, payable in accordance with the Corporation’s payroll practices, plus the Annual Incentive Bonus, if any, that the Executive would have been entitled to receive had he remained in the Corporation’s employment through the end of the fiscal year, prorated to the date of termination, payable in a lump sum in cash within forty-five (45) days following the termination of the Executive’s employment.”
     13. The third sentence of Section 6(e) is hereby amended to read as follows:
     “In addition, if the Corporation was the party that so elected not to extend the Term of this Agreement as described above, then the Executive shall also be entitled to receive an amount, payable in equal monthly installments over a one year period, equal to the sum of (x) one times his Salary, plus (y) one times the Target Annual Incentive Bonus; provided that any payment due prior to the Executive’s execution of a release pursuant to Section 6(f) shall be paid no later than ten (10) days following the execution of a release in accordance with Section 6(f).”
     14. Section 6(f) is hereby amended by adding the following provision at the end thereof:
     “; but in no later than thirty (30) days following the date of termination of the Executive’s employment.”
     15. Section 6(g)(B) shall be amended to read in its entirety as follows:
     “(B) If the determination made pursuant to clause (A) above results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 6(g), then the entitlement by the Executive to any payments of cash under Section 6(a)(i) shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount. Within ten days following such determination hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive such amounts as become due to the Executive under, and in accordance with the terms of, this Agreement.”
     16. Section 6(g)(C) is hereby amended by adding the following at the end thereof:
     “; but in no event later than the Executive’s taxable year following the year in which such final determination or change is made.”
     17. A new Section 6(h) is hereby added to read in its entirety as follows:
     “(h) Notwithstanding any provision of this Agreement to the contrary, the following rules shall apply:
     (i) The distribution of any amounts that constitute “deferred compensation” payable to the Executive due to his “separation from service” within the meaning of Section 409A, shall not be made before six months after such separation from service or the Executive’s death, if earlier (the “Six Month Limitation”), if the Executive is a Key Employee (as defined below). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum. For purposes hereof, Key Employee shall mean an employee treated as a “specified employee” under Code Section 409A(a)(2)(B)(i), i.e., a key employee of the Corporation (as defined in Code Section 416(i), without regard to paragraph (5) thereof). The Corporation shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

     (ii) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
     (iii) All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax.
     (iv) With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, unless permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (C) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
     (v) Any tax gross-up payable by the Corporation in respect of any expenses or other reimbursements paid under this Agreement that are taxable income to the Executive shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.”
     18. A new Section 18 is hereby added that reads as follows:
     “18. Internal Revenue Code Section 409A. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A. This Agreement is intended to comply with Section 409A and any ambiguities should be interpreted in such a way as to comply with Section 409A.”

          IN WITNESS WHEREOF, the Corporation has caused this Amendment to be duly executed and the Executive has hereunto set his hand, effective as of the date hereof, subject to the conditions set forth herein.

POLO RALPH LAUREN CORPORATION
By:	/s/ Mitchell Kosh
Name:	Mitchell Kosh
Title:	Senior Vice President
Date:	January 9, 2009

/s/ Roger N. Farah
Executive:	Roger N. Farah
Date:	January 6, 2009